Exhibit 10.6

SCYNEXIS, Inc.

Description of Non-Employee Directors Compensation Program

Following the closing of this offering, we intend to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $30,000 for such service, to be paid quarterly. In addition, the chairman of our board of directors will receive an additional annual base cash retainer of $15,000, to be paid quarterly.

In addition, we intend to compensate the members of our board of directors for service on our committees as follows:

•

The chairperson of our audit committee will receive an annual cash retainer of $10,000 for this service, paid quarterly, and each of the other members of the audit committee will receive an annual cash retainer of $6,500, paid quarterly.

•

The chairperson of our compensation committee will receive an annual cash retainer of $7,500 for this service, paid quarterly, and each of the other members of the compensation committee will receive an annual cash retainer of $5,000, paid quarterly.

•

The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $4,500 for this service, paid quarterly, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $3,000, paid quarterly.

Further, after the closing of this offering, each year on or promptly following the date of our annual meeting of stockholders, each non-employee director will be granted an option to purchase 7,500 shares of our common stock, and our chairman will be granted an additional option to purchase 3,750 shares of our common stock. If a new board member joins our board of directors after the closing of this offering, the director will be granted an initial option to purchase 16,250 shares of our common stock, and if a new chairman joins our board of directors after the closing of this offering, the chairman will be granted an initial option to purchase 24,375 shares of our common stock. Annual option grants and initial option grants to new board members will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will vest in full on the earlier of our next annual meeting of stockholders to occur in the year following the date of grant and the one year anniversary of the date of grant; provided, that the non-employee director is providing continuous services on the applicable vesting date.